EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into in Honolulu, Hawaii, effective as of the 6th day of October 2003, by and between MAUI LAND & PINEAPPLE COMPANY, INC. ("Company" or "MLP"), a Hawaii corporation, whose principal place of business is in the State of Hawaii, and DAVID C. COLE (the "Executive").

     WHEREAS, Company desires to employ the Executive as its President and Chief Executive Officer ("CEO"), and Executive is willing to accept such employment with Company on the terms and conditions set forth below;

     NOW THEREFORE, in consideration of the premises and promises contained herein, the parties agree as follows:

     1.  Employment. Company hereby employs Executive and
Executive hereby accepts employment with Company on the terms and subject to the conditions set forth in this Agreement. Executive shall be based for work purposes at Company's principal place of business in Hawaii.

     2. Employment Period. Executive's employment hereunder shall commence on October 15, 2003, and shall continue for an indefinite term at the pleasure of Company's Board of Directors. Unless terminated sooner or continued longer as provided in
Section 8 below the terms and conditions set forth herein shall apply during Executive's initial four (4) years of employment.

     3. Position and Duties. Executive shall serve as Company's President & CEO. Executive shall also serve on Company's Board of Directors, the Company having committed expeditiously to expand the Board of Directors from six persons to nine, which will include Executive, and to take Executive's recommendations into account in nominating other new Directors. Company will also use its best efforts to seek the election of Executive as Chairman of the Board of Directors. Executive shall have the authority and responsibilities for the management of Company's business consistent with the President and CEO of a publicly traded corporation, including general and active authority and responsibility for Company's business operations and affairs serving subject to the authority and at the pleasure of Company's Board of Directors. Executive shall perform his duties and exercise his authority in accordance with the lawful directives and announced policies of the Board of Directors. Executive shall:
         (i) devote his full time (except for absence for reasonable vacation, illness or injury), undivided attention, skill and best efforts to the Company's business and the proper discharge of his fiduciary and employment duties;

         (ii) use his best efforts to promote the success of the Company's business; and

         (iii) cooperate fully with the Board of Directors in advancing the best interest of the Company and its Shareholders.

Notwithstanding the foregoing, Executive may make and manage personal investments, serve as manager of his existing private ventures or similar activities, serve on the boards of, or in similar capacities for, other for-profit companies and/or non-profit associations or charitable organizations, and engage in other incidental activities provided that such investments, ventures, services, and activities: (i) are not competitive with Company's business, (ii) do not subject Company to any violation of law or bring Company into disrepute or could be reasonably expected to subject Company to adverse publicity, and (iii) do not interfere with Executive's performance of his duties and responsibilities to Company. Executive shall notify Company's Board of Directors of any new active investments, ventures, services or business-oriented or profit-oriented activities begun after October 15, 2003.

     4. Compensation.

           4(a)    Base Salary. Executive shall receive an
          annualized base salary of Four Hundred Fifty Thousand and No/i 00 Dollars ($450,000.00), subject to applicable payroll taxes and deductions. The Base Salary shall be paid in equal periodic installments according to Company's customary payroll practices. Company's Board of Directors shall review Executive's performance annually to determine whether an increase in salary is warranted.

           4(b)    Equity-Based Compensation. Subject to
          receiving, and in accordance with, all required regulatory and shareholder requirements and approvals, which the Company will use its diligent-best efforts to obtain expeditiously and in full, Company shall provide Executive with performance-based restricted stock grants ("Stock Grants") and non-qualified stock options ("Stock Options") in accordance with the Restricted Share Agreement and the Stock Option Agreement attached hereto as Exhibits 1 and 2 and incorporated herein by reference.

Without limiting the foregoing, for all necessary Shareholder approvals, Company shall use its best efforts:

               (i) to present the above mentioned matters requiring Shareholder approval to the Shareholders for approval as expeditiously as possible;

               (ii) to include favorable recommendations of at least a majority of Directors;

               (iii) to obtain favorable Shareholder action;
          and,

               (iv) to have any Shareholder vote take place at a time that if favorable would permit implementation of the equity-based compensation arrangements referred to above by no later than December 31, 2003 or such later date as Executive may agree in writing (it being understood that Executive shall be under no obligation to agree to any such extension).

     5. Employment Benefits. Executive shall be eligible to participate in the Company's employee and executive benefit plans and programs in accordance with the terms of such plans and programs but excluding Company's Annual Incentive, Long Term Incentive and Executive Separation Plans. These include:

            An annualized car allowance program indexed to IRS reimbursement standards adjusted each January 1 for the calendar year in accordance with Company practice, but, in any event, no less than $13,000 per year.

            Medical, dental, prescription drug and vision benefits that use a base plan premium-sharing arrangement between Company and Executive;

            Group life insurance and AD&D coverage, travel accident insurance, and long-term disability insurance benefits;

            A defined benefit pension plan and an "excess" supplemental plan, with an initial vesting period of five years;

            A 401k plan and/or an executive deferred compensation plan with voluntary contributions.

            Four (4) weeks of paid vacation annually to be scheduled at a mutually convenient time with accumulation and carryover provisions in accordance with Company practice.

Executive understands and agrees that all non-equity employment benefits are subject to change or termination (if done as to all participants) at any time in the sole discretion of Company's Board of Directors provided that no change shall reduce any vested benefits or apply disproportionately to Executive.

     6. Reimbursement for Reasonable Business and Relocation Expenses. Company shall pay or reimburse Executive for reasonable expenses incurred by Executive in connection with the performance of Executive's duties pursuant to this Agreement. Company shall also reimburse Executive for reasonable expenses related to Executive's relocation to Maui, Hawaii, upon submission of documentation reasonably satisfactory to the Company of such expenses and for up to ten thousand dollars ($10,000.00) of costs incurred by Executive for the review and negotiation of this Agreement, the terms of the offer letter on which it is based, and/or the documentation relating to Executive's equity-based compensation. Such reimbursements shall be included in Executive's Form W-2 to the extent required by and in accordance with IRS regulations.

     7. Key Man Insurance. Company shall have the option to purchase one or more key man life insurance policies upon the life of the Executive. The Company shall own and shall have the absolute right to name the beneficiary or beneficiaries of the policy. Executive agrees to cooperate fully with the Company in securing the policy, including without limitation, submitting to any physical examination which may be required at such reasonable times and places as the Company shall specify.

     8. Termination. The Employment Period shall continue at the pleasure of Company's Board of Directors until terminated with or without cause by Company's Board of Directors or by Executive's death, disability as defined below, voluntary resignation, or resignation for good reason, as defined below. Any termination by Company shall be made by written notice from Company to Executive stating specifically: (a) whether the termination is (i) for disability or (ii) with cause or (iii) without cause and (b) if it is with cause, stating the nature and specifics of the cause and the circumstances thereof and (c) if it is for disability, stating the nature and specifics of the disability and the basis on which Company believes that disability exists, provided that Company may give the foregoing notice orally so long as it provides the notice in writing within two (2) business days after giving the oral notice.

       8(a) Termination Due to Death. In the Event Executive's employment is terminated due to his death, his estate or beneficiaries as the case may be, shall be entitled to:

                 (i) The portion of Executive's Base Salary
            earned but not yet paid through the date of death, subject to applicable payroll taxes and deductions;

                 (ii)The right to exercise any Stock Option
            which was exercisable at the date of Executive's death for a period of one (1) year following
            Executive's death;

                 (iii) Any Stock Grants or other amounts earned,
            vested, accrued or owing to Executive as of Executive's death but not yet paid and any Stock Grants that would be deemed to have accrued or vested based on the Company's financial performance for periods ended prior to Executive's death although financial reports may not become available, or a determination of vesting may not be made, until after such death and provided further that, if Executive should die after June 30 but prior to the end of either 2005, 2006, or 2007 and the Company's financial performance for such year is such that a share grant would have vested in full or in part for such, year if Executive had survived the year, Executive shall be entitled to a fraction of the amount that would have vested for the year whose numerator is the number of days in the year prior to Executive's death and the denominator is 365; and

                 (iv) Other vested employment benefits, if any,
            in accordance with the applicable plans and programs of Company.

       8(b)   Termination Due to Disability. In the event
       Executive suffers a physical or mental impairment that prevents him from performing the essential duties of his position to the reasonable satisfaction of Company's Board of Directors, with or without reasonable accommodation, for a continuous period in excess of three
       (3) months, or an aggregate period in excess of four (4) months in any one (1) calendar year, Company's Board of Directors shall have the right at any time after the end of such period to terminate Executive's employment under this Agreement.

              In the event Executive's employment is terminated due to disability, Executive shall be entitled to:

                 (i) The portion of Executive's Base Salary
            earned but not yet paid through the effective date of Executive's termination due to disability, subject to applicable payroll taxes and deductions.

                 (ii)The right to exercise any Stock Option
            which is exercisable on the date of termination for a period of one (1) year thereafter.

                 (iii)     Any Stock Grants or other amounts
            earned, vested, accrued or owing to Executive as of the date of termination but not yet paid and any Stock Grants that would be deemed to have accrued or vested based on the Company's financial performance for periods ended prior to Executive's death although financial reports may not become available, or a determination of vesting may not be made, until after such death and provided further that, if Executive should die after June 30 but prior to the end of either 2005, 2006, or 2007 and the Company's financial performance for such year is such that a share grant would have vested in full or in part for such, year if Executive had survived the year, Executive shall be entitled to a fraction of the amount that would have vested for the year whose numerator is the number of days in the year prior to Executive's death and the denominator is 365; and

                 (iv)Disability and other vested employment
            benefits, if any, in accordance with the applicable plans and programs of the Company.

       8(c) Termination By Company for Cause. In the event the
       Company terminates Executive's employment for cause as defined in Section 8(D, Executive shall only be entitled to:

                 (i) The portion of Executive's Base Salary
            earned but not yet paid through the date of such termination subject to applicable payroll taxes and deductions.

                 (ii)Any stock grants or other amounts earned,
            vested, accrued or owing to Executive and not yet paid (but excluding unexercised Stock Options)

                 (iii)     Other vested employment benefits, if
            any, in accordance with applicable plans and programs of the Company.

       8(d)   Termination Without Cause or Resignation For Good
       Reason. In the event Executive's employment is terminated without cause or in the event Executive resigns for good reason, as defined in Section 8(g) Executive shall be entitled to:

                 (i) The portion of Executive's Base Salary
            earned but not yet paid through the date of such termination, subject to applicable payroll taxes and deductions.

                 (ii)A Severance Payment in lieu of any other
            severance plan benefit provided by Company in the amount of $450,000.00, less applicable payroll taxes payable in a lump sum immediately after such termination (the "Severance Payment"). Provided that the foregoing Severance Payment obligation shall only arise if Executive, in conjunction with the employment termination without cause or resignation for good reason, agrees to waive, release, and covenant not to sue or otherwise institute legal or administrative proceedings or make any claim of any nature against Company, its successors, assigns, Board of Directors, officers, employees or agents based on actual or alleged employment discrimination under federal or Hawaii employment discrimination laws (e.g. Title VII of the 1964 Civil Rights Act, as amended, Age Discrimination in Employment Act, or the Americans with Disabilities Act., and the Hawaii Fair Employment Practices act (Hawaii Revised Statutes Chapters 368 and 378) (hereinafter referred to as the "Waiver and Release of Claims") and does in fact execute an appropriate agreement reflecting the then-current requirements of law for such a Waiver and Release of Claims. The Waiver and Release of Claims shall not apply to any rights, claims, or causes of action of Executive other than those for employment discrimination as described above.
            If Executive fails to execute the Waiver and Release of Claims agreement, Executive shall not receive the Severance Payment. If after entering into the Waiver and Release of Claims agreement, Executive fails to comply with the terms of said Waiver and Release of Claims agreement, Executive shall immediately forfeit any right to the Severance Payment, and Executive shall be required to forthwith reimburse Company for any portion of the Severance Payment already received.

                 (iii) The immediate vesting of any and all unvested Stock Grants and the immediate vesting and exerciseability of all unvested or unexerciseable Stock Options granted to Executive pursuant to
            Section 4(b), which shall remain exercisable for a period of six (6) months after termination without cause or resignation for good reason provided that, if any necessary shareholder approval in connection with any such Stock Grants or Stock Options shall have been obtained by the time of such termination without cause or resignation for good reason but any Board or other Company action shall still be necessary to grant and implement any such Stock Grants or Stock Options, the Board and Company shall promptly take all such action; and provided further that, (i) if such shareholder approval shall not have been obtained by the date of such termination or resignation, or (ii) if Executive resigns for good reason due to his not being elected Chairman of the Board within the time specified by Section 8(g)(ii), Executive shall instead of the foregoing Stock Grants and Options have a right to be paid an additional severance payment under Section 8(d)(ii) above in the amount of Fifty Thousand Dollars ($50,000.00) subject to applicable payroll taxes.

                 (iv)Any other amounts earned, vested, accrued
            or owing to Executive but not yet paid; and

                 (v) Other vested Employment Benefits, if any,
            in accordance with applicable plans and programs of the Company.

       8(e)   Voluntary Resignation.In the event of a voluntary
       resignation not covered by Section 8(d) Executive shall be entitled only to those payments and benefits described in Section 8(c) above; provided, however, that Executive shall have the right to exercise any Stock Option which is exercisable on the effective date of such resignation for a period of six (6) months after such effective date.

       8(f)   Definition of Cause.    Termination for cause
       shall be deemed to exist if Executive is terminated for any of the following reasons:

                 (i) Executive's breach of this Agreement which
            continues uncured for fifteen (15) days after receipt by Executive of written notice from Company identifying such breach with reasonable specificity and demanding an immediate cure thereof;

                 (ii)Executive's failure or refusal to comply
            with any lawful and reasonable Board of Director's policy or directive which failure or refusal continues uncured for fifteen (15) days after receipt by Executive of written notice from Company identifying such failure or refusal with reasonable specificity and demanding an immediate cure thereof;

                 (iii) Executive's material and intentional or grossly negligent breach of Executive's fiduciary duty of care to the Company or Executive's willful or grossly negligent breach of Executive's fiduciary duty of loyalty to the Company, which, in either case, results in material injury to the Company or its shareholders;

                 (iv)Executive's conviction or entry of a plea
            of guilty or no contest to any crime for which imprisonment is a possibility or which results in a monetary fine or penalty payment by Company;

                 (v) Any violation of a law or regulation
            carried out by or at the direction of Executive acting knowingly that results in payment by the Company of a fine, penalty or forfeiture in excess of $50,000.00 or a civil damages judgment of One Million Dollars ($1,000,000) or more.

       8(g)   Definition of Resignation for Good Reason. A
       resignation for good reason will occur if Executive resigns his employment within one hundred eighty (180) days after any of the following events:

                 (i) Any element of the equity-based
            compensation described in Section 4(b) and Exhibits 1 and 2 of this Agreement is not fully granted, implemented, and effective (including, without limitation, the completion of any necessary shareholder and Board actions and approvals, the granting and issuance of all options and shares, and the execution and delivery of all associated agreements) by December 31, 2003 or such later date as Executive may agree in writing (it being understood that Executive shall be under no obligation to agree to any such extension);

                 (ii)The Board of Directors has not been
            expanded to nine (9) members or Executive is not elected or appointed as a Director of the Company by December 31, 2003, or Executive is not elected Chairman of the Board of Directors on or before April 15, 2004 (or such later date as Executive may agree in writing, it being understood that Executive shall be under no obligation to agree to any such extension) or Executive is not retained as a Director (provided Executive remains willing and able to serve);

                 (iii)     Company materially breaches this
            Agreement;

                 (iv)Company interferes materially with
            Executive's access or reporting to, or
            communications with, the Board of Directors or with any member or committee thereof;

                 (v) Company purports to terminate Executive's
            employment without complying fully with the notice provisions in the first paragraph of Section 8 hereof;

                 (vi)Company decreases Executive's title or
            compensation or materially decreases Executive's authority or responsibilities or assigns to Executive duties inconsistent with the position of President and CEO of the Company or Chairman of the Board of Directors if Executive holds that position (other than-a temporary, non-recurring assignment that does not materially interfere with the performance of Executive's duties);

                 (vii)     A "Change of Control," as defined
            below, occurs prior to the fourth anniversary of this Agreement.

       8(h)   Definition of Change of Control: A "Change of
       Control" means and includes any of the following events:

                 (i) a "person" or "group" (within the meaning
            of Sections 13(d) of the Securities Exchange Act of 1934, as amended), other than any Existing Stockholder (as defined below) or its Affiliates, becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under such Act) of Voting Stock (as defined below) representing more than 30% of the total voting power of the Voting Stock of the Company on a fully-diluted basis and such ownership represents a greater percentage of the total voting power of the Voting Stock of the Company, on a fully-diluted basis, than is held by any Existing Stockholder and its Affiliates, taken together, on such date or

                 (ii)A majority of Company's Board of Directors
            comes to consist of persons who were neither (a) members of the Board of Directors as of the effective date of this Agreement nor (b) elected or nominated for election by Directors who comprised two-thirds (2/3rd) of the Board of Directors on the effective date of this Agreement.

                 (iii)     A merger or consolidation of Company
            after which one or more of the current Shareholders retain less than sixty percent (60%) of the voting shares of the surviving entity; or

                 (iv)A sale or other transfer in one transaction
            or a series of transactions that was not affirmatively recommended by Executive of 50% or more, by value, of the Company's assets, it being agreed that merely presenting a transaction to the Board for its consideration and possible approval and providing truthful information thereon shall not be deemed an affirmative recommendation.

                 (v) Company's approval and implementation of a
            plan for liquidation or dissolution of the Company or the filing of a petition in bankruptcy.

        For purposes of this definition, (a) "Existing Stockholders" means each person or group (each as defined above) that is the ultimate beneficial owner (also as defined above) of the common stock of the Company ("Common Stock"), or of securities of the Company convertible into or exchangeable for, Common Stock, in each case, representing ten percent (10%) or more of the Company's total Common Stock on a fully-diluted basis as of the date of the effectiveness of this Agreement and (b) "Voting Stock" means capital stock of the Company of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the Board of Directors.

     9.Resolution of Disputes. Any disputes or claims by Executive or Company arising under or in connection with this Agreement or Executive's recruitment, employment or termination from employment with Company, including but not limited to any claims under any employment or age discrimination law or any employee benefit plan or program shall be resolved by binding arbitration in Honolulu, Hawaii, in accordance with the rules and procedures of the American Arbitration Association ("AAA") governing employment disputes. Judgment upon the award rendered by the arbitrator(s) may be entered in any Hawaii court having jurisdiction thereof. Costs of the arbitrator and the AAA shall be borne initially by the Company, provided that the arbitrator shall award fees and costs to the prevailing party in accordance with Section 28 hereof. Executive and Company agree that this
Section 9 shall not preclude either party from seeking interim judicial injunctive relief to prevent any irreparable harm that might occur prior to completion of the arbitration.

     10. Indemnification.

         10(a) Executive shall be entitled to indemnification by the Company (i) in accordance with applicable law and the provisions of the Company's Articles of Association and Board of Directors' resolutions and any agreement with any officer or director as in effect as to the most favorably indemnified officer or director of the Company on the date of this Agreement or, if more favorable to Executive, (ii) in accordance with the provisions of such Articles of Association, Bylaws or resolution and any agreement with any officer or director as may be in effect as to such officer or director at any time hereafter during the term of Executive's employment by the Company.

         10(b). Company shall include Executive continuously as a fully insured person under its directors' and officers' liability insurance which shall be maintained by the Company during the term of Executive's employment.

     11. Assignability. Without the prior written consent of Company, no rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits, which may be transferred only by will or other means or arrangements of inheritance or succession or operation of law.

     12. Conflicts of Interest and Business Ethics Policies. Executive agrees to comply with the conflict of interest and business ethics policies for officers and for directors now in effect at the Company, copies of which are attached hereto as Exhibits 3 and 4. Company agrees to apply its policies with reasonable uniformity to all of its officers and directors.

     13. Confidentiality. Disclosure of Information; Company
Property.

       13(a)     Executive recognizes and acknowledges that
       during or as an incident to Executive's employment with Company he will have access to Confidential Information (as defined below) relating to the business or interest of Company or of persons and entities with whom Company may have business or other relationships. Except as permitted herein or as may be approved by Company's Board of Directors from time to time, Executive will not during his employment or at any time thereafter, use, disclose or permit to be known by any other person or entity, any Confidential Information of the Company (except as required by applicable law or in connection with the performance of the Executive's duties and responsibilities hereunder). If Executive is requested or becomes legally compelled to disclose any of the Confidential Information, he will give prompt notice of such request or legal compulsion to Company's Board of Directors. Company's Board of Directors may then elect in its sole discretion to waive compliance with this section 13(a) or may provide Executive with legal counsel at no cost to Executive to seek an appropriate remedy. The term "Confidential Information" means information relating to Company's business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, employment agreements (other than this Agreement), personnel policies, the substance of agreements with customers, suppliers and other marketing arrangements, customer lists, commercial arrangements, or any other information relating to the Company's business that is not generally known to the public or to actual or potential competitors of the Company (other than through a breach of this Agreement) and which Executive is not required to disclose by law. Executive's obligation under this Section 13 shall continue until such confidential Information becomes publicly available, other than pursuant to a breach of this section 13 by Executive, regardless of whether Executive continues to be employed by the Company.

       13(b)      It is further agreed and understood by and
       between the parties to this Agreement that all "Company Property," which includes, but is not limited to, keys, computers, computer software, computer disks, tapes printouts, source, HTML and other code, flowcharts, schematics, designs, graphics, drawings, photographs, charts, notebooks, customer lists, sound recordings, other tangible or intangible manifestations of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like, shall be the exclusive property of the Company and, upon termination of Executive's employment with Company and/or upon the request of Company's Board of Directors, all Company Property including copies thereof, as well as all other Company property then in Executive's possession or control, shall be returned to and left with the Company. Anything in this Section 13(b) to the contrary notwithstanding, Executive' shall be entitled to retain any personal property acquired prior to Executive's employment with Company or during his employment with Company if purchased with his personal funds so long as Executive does not disclose any Confidential Information to any third parties.

  14. Inventions Discovered by Executive.

       14(a) Executive shall promptly disclose to Company any invention, improvement, discovery, process, formula or method or other intellectual property, whether or not patentable or copyrightable (collectively "Inventions"), conceived or first reduced to practice by Executive, either alone or jointly with others, while performing services hereunder (or, if based on any Confidential Information within one (1) year after the termination of Executive's employment with Company).

          (i) which pertain to any line of business activity of the Company, if then conducted or then being actively planned by the Company, with which Executive was or is directly involved,

          (ii)which is developed using time, material or facilities of the Company, whether or not during working hours or on the Company premises; or

          (iii) which directly related to any of Executive's work during his employment with Company whether or not during normal working hours.

       14(b)     Executive hereby quitclaims to Company all of
       Executive's right, title and interest in and to any such inventions. During, and after the termination of Executive's employment with Company, Executive shall execute any truthful documents necessary to perfect the quitclaim of such inventions to the Company and to enable Company to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony at times and places reasonably convenient for Executive (i) without further compensation to the extent such activities take place during Executive's employment, or (ii) if such activities take place after the end of such employment, provided that payment is made for Executive's time, including any preparation, travel and waiting time, at the rate of $400 per hour. Without limiting the foregoing, Executive further acknowledges that all original works of authorship created by Executive, alone or jointly with others, during and as part of Executive's employment by Company, and which are protectable by copyrights, are "works made for hire" within the meaning of the United States Copyright Act, 17 U.S.C. Section 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Company. If any Invention is considered to be a work, not included in the categories of work covered by the United States Copyright Act, 17 U.S.C., Section 101 as amended, such work is hereby conveyed and transferred completely and exclusively to Company.

       14(c)     Executive hereby irrevocably designates counsel
       to the Company as Executive's agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company's rights under this section. This Section 14, shall survive the termination of this agreement. Any conveyance of copyright hereunder includes all legal or equitable rights of ownership or use related to any Inventions of Executive (hereafter collectively called "Invention Rights") and to the extent any of such Invention Rights cannot be conveyed under applicable law and to the extent the following is allowed by the laws in the various countries where such Invention Rights exist, Executive hereby waives such Invention Rights and consents to any action of Company that would violate such Invention Rights in the absence of such consent. The Executive agrees to confirm any such waivers and consents from time to time as requested by Company.

     15. Non-Solicitation. Executive acknowledges that the Company has invested substantial time, money and resources in the development and retention of its Executives, Inventions, Confidential Information (including trade secrets), customers, accounts and business partners, and further acknowledges that during the course of Executive's employment with Company Executive has had and will have access to the Company's Inventions and Confidential Information (including Trade secrets), and will be introduced to existing and prospective employees, customers, accounts and business partners of the Company. Executive acknowledges and agrees that any and all "goodwill" associated with any existing or prospective customer, account or business partner belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Executive and any existing or prospective customers, accounts or business partners. Additionally, the parties acknowledge and agree that Executive possesses skills that are special, unique or extraordinary and that the value of the Company depends upon his use of such skills on its behalf.

     Accordingly, Executive covenants and agrees that:

          1. During the Executive's employment with Company, and for a period of one (1) year thereafter, Executive shall not entice, solicit or encourage any Company employee to leave the employ of Company or any independent contractor to sever its engagement with Company, absent prior written consent from the Company's Board of Directors

          2. During Executive's employment with Company, and for a period of one (1) year thereafter, Executive may not, directly or indirectly, entice, solicit or encourage any customer or prospective customer of Company to cease doing business with Company, reduce its relationship with Company or refrain from establishing or expanding a relationship with the Company

     16. Non-Disparagement. Non-Disclosure. Executive agrees that during his employment with Company and at all times thereafter, Executive will not make any public statement, or engage in any conduct, that is disparaging to the Company, any of its officers, directors, or shareholders known to Executive, including, but not limited to, any public statement that disparages the products, services, finances, financial condition, capabilities or other aspects of the business of Company, its shareholders, directors, officers or Executives. Notwithstanding any term to the contrary herein, the Executive shall not be in breach of this Section 16 for the making of any truthful statements under oath or for legitimate business purposes for Company or, in any case, for making any reasonable and non-malicious statements not intended or likely to injure the Company.

     17. Provisions Necessary and Reasonable.

         17(a)  Executive agrees that:

              (i) The provisions of Sections 13, 14, 15 and 16 of this Agreement are necessary and reasonable to protect the Company's
                    Confidential Information, Inventions and goodwill;

              (ii)  The specific temporal, geographic and
                    substantive provisions set forth in Section
                    15 of this Agreement are reasonable and
                    necessary to protect Company's business
                    interests; and,

              (iii) In the event of any breach of any of
                    the covenants set forth in Sections 13, 14, 15 and 16 herein, the Company would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach.

          In recognition of the foregoing, Executive agrees that in the event of a breach or threatened breach of any of these covenants, in addition to such remedies as Company may have at law, Company shall be entitled to seek and obtain judicial equitable relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such judicial equitable relief or order shall not affect Company's right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach pursuant to Section 9 of this Agreement.

         17(b) If any of the covenants contained in Sections 13, 14, 15 and 16 hereof, or any part thereof, are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect without regard to the invalid portions.

         17(c) If any of the covenants contained in Sections 13, 14, 15 and 16 hereof, or any part thereof are held to be unenforceable by a court of competent jurisdiction because of the temporal or geographic scope of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, such provision shall be enforceable.

     18. Representations Regarding Prior Work and Legal
Obligations.

         18(a) Executive represents that Executive has no agreement or other legal obligation with any prior employer, or any other person or entity, that restricts the Executive's ability to accept employment with, or to perform any function for, Company.

         18(b) Executive has been advised by Company that at no time should Executive divulge to or use for the benefit of Company any trade secret or confidential or proprietary information of any previous employer. Executive expressly acknowledges that Executive has not divulged or used any such information for the benefit of Company.

          18(c) Executive acknowledges that Company is basing important business decisions on these representations, and affirms that all of the statements included herein are true.

     19. Entire Agreement. This Agreement contains the entire understanding and agreement between the parties concerning the subject matter of this Agreement including but not limited to Executive's recruitment, employment and termination of employment with Company and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

     20. Amendment Or Waiver. No provision in this Agreement may be amended or waived unless such amendment is in writing and signed by Executive and signed by Executive and by an authorized representative of the Company. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.

     21. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     22. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations and shall be binding upon and inure to the benefit of Company's successors and assigns, and Executive's heirs and personal representatives.

     23. Interpretation. Company and Executive have each been represented by experienced legal counsel in the negotiation and drafting of this agreement and agree that this Agreement will not be interpreted as the product of either party alone.

     24. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of Hawaii without reference to any otherwise applicable principles of conflict of laws. Any judicial proceeding involving any claim arising out of this agreement or Executive's recruitment by, employment with, or termination from Company shall be conducted in Hawaii.

     25. Notices. Any notice given to a party shall be in writing and shall be deemed to have been given when delivered personally or sent by registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:

   If to Company, to:      Maui Land & Pineapple Company, Inc.
                           P. O. Box 187
                           Kahului, Hawaii  96732

     With a copy to:       Robert S. Katz, Esq.
                           Torkildson, Katz, Fonseca, Moore
                           & Hetherington
                           700 Bishop Street, 15th Floor
                           Honolulu, Hawaii  96813

   If to Executive, to:    David C. Cole
                           360 Main Street
                           Washington, VA 22747-0478

     With a copy to:       James R. Farrand
                           Arnold & Porter
                           1900 Avenue of the Stars, 17th Flr.
                           Los Angeles, CA  90067

     26. Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     27. Counterparts. This Agreement may be executed in one (1) or more counterparts, and by facsimile signature, each of which will be deemed to be an original copy of this Agreement and all of which when taken together will be deemed to constitute one and the same Agreement.

     28. Costs and Attorney Fees. If litigation, arbitration, or similar proceedings should be instituted based on, arising out of, or in connection with, this agreement or the employment relationship provided for herein (including, without limitation, the compensation, indemnification, or other aspects thereof), the prevailing party shall be entitled to an award of such party's costs and expenses in connection therewith, including reasonable attorney fees and including costs and expenses in any appeal.

COMPANY                          EXECUTIVE

MAUI LAND & PINEAPPLE
COMPANY, INC.
                                 /S/ DAVID C. COLE
By: /S/ DAVID A. HEENAN              DAVID C. COLE

Its Chairman of the Board
                                 Date: October 10, 2003
Date: October 6, 2003


Attachments:
     Exhibit 1:          Maui Land & Pineapple Company, Inc.
                         Stock Option Agreement For David Cole

     Exhibit 2:          Maui Land & Pineapple Company, Inc.
                         Restricted Share Agreement For David Cole

     Exhibit 3:          Maui Land & Pineapple Company, Inc.
                         Code of Ethics for Members of the Board
                         of Directors

     Exhibit 4:          Maui Land & Pineapple Company, Inc.
                         Policy on Business Ethics and Conflicts
                         of Interest